QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

        [Osmonics logo]
Osmonics, Inc.
Proxy Solicited by the Board of Directors
For the Special Meeting Of Shareholders
to be Held on                        , 2003
            :00 a.m.

Osmonics, Inc.
5951 Clearwater Drive
Minnetonka, MN 55343-8995

[Osmonics Logo]	5951 Clearwater Drive Minnetonka, MN 55343-8995	PROXY

        The undersigned, a shareholder of Osmonics, Inc., hereby appoints                        and                         , and each of them as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Special Meeting of the Shareholders of Osmonics, Inc. to be held at Osmonics, Inc., 5951 Clearwater Drive, Minnetonka, Minnesota 55343-8995 at             a.m., and at any adjournments or postponements thereof (the "Special Meeting"), upon matters set forth on the reverse side, and, in their discretion, on all other matters that may properly come before the Special Meeting, with all the powers which the undersigned would possess if personally present. The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Proxy Statement relating to the Special Meeting.

        This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is given, this proxy will be voted for adoption of the Agreement and Plan of Merger, dated as of November 3, 2002, by and among General Electric Company, Oasis Acquisition, Inc., and Osmonics, Inc., and the merger contemplated thereby.

See reverse for voting instructions.

Company #
Control #

There are two ways to vote your proxy:

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-                QUICK*** EASY ***IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until              p.m. (ET) on                        , 2003.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

  •
  Follow the simple instructions the voice provides you.

VOTE BY MAIL

  •
  Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Osmonics, Inc., c/o                        .

  If you vote by phone, please do not mail proxy card.

  Your vote is important. Thank you for voting.

  -Please detach here-
  --------------------------------------------------------
  Revocable Proxy
  Osmonics, Inc.
  Proxy Solicited by the Board of Directors
  for the Special Meeting of Shareholders
  to be held on                        , 2003

  The Osmonics board of directors recommends a vote for item 1.

1.
Adoption of the Agreement and Plan of Merger, dated as of November 3, 2002, by and among General Electric Company, Oasis Acquisition, Inc., and Osmonics, Inc., and the merger contemplated thereby.

☐ For	☐ Against	☐ Abstain

Address Change? Mark Box ☐
Indicate changes below:

        This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is given, this proxy will be voted for the proposal.

Date

Signature(s) in Box

Please sign exactly as your name(s) appear on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

  Exhibit 99.1